EXHIBIT 21

List of Worldwide Subsidiaries of Angiotech Pharmaceuticals, Inc. as of March 29, 2012

Structure of ownership and control:

Angiotech Pharmaceuticals, Inc. wholly owns all of the below mentioned entities.

Subsidiary Name	Jurisdiction of Organization
American Medical Instruments Holdings, Inc. d/b/a Angiotech	Delaware
Angiodevice International GmbH	Switzerland
Angiotech America, Inc.	Illinois
Angiotech BioCoatings Corp. d/b/a Angiotech	New York
Angiotech Danmark A/S	Denmark
Angiotech GmbH	Germany
Angiotech International AG	Switzerland
Angiotech International Holdings, Corp.	Nova Scotia
Angiotech Italy S.r.l.	Italy
Angiotech Participações do Brasil Ltda.	Brazil
Angiotech Pharmaceuticals (US), Inc. d/b/a Angiotech	Washington
Angiotech Puerto Rico, Inc.	Puerto Rico
Angiotech SARL	France
Angiotech, S.L.	Spain
Angiotech Switzerland SA	Switzerland
Angiotech UK Ltd.	United Kingdom
B.G. Sulzle, Inc. d/b/a Angiotech	Delaware
Bifos AB	Sweden
Manan Medical Products, Inc. d/b/a Angiotech	Delaware
Medical Device Technologies, Inc. d/b/a Angiotech	Delaware
PBN Medicals Denmark A/S	Denmark
Pearsalls Limited	United Kingdom
Quill Medical, Inc.	Delaware
Surgical Specialties Corporation d/b/a Angiotech	Delaware
Surgical Specialties Puerto Rico, Inc. d/b/a Angiotech	Puerto Rico
Surgical Specialties UK Holdings Limited	United Kingdom